NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FISCAL YEAR 2008

        Ocala, FL…December 18, 2008 — Today Nobility Homes, Inc. (NASDAQ: NOBH) announced sales and earnings results for its fiscal year ended November 1, 2008. Sales for fiscal year 2008 were $30,065,022 as compared to $40,622,897 recorded in fiscal year 2007. Income from operations for fiscal year 2008 was $1,615,141 versus $4,323,956 in the same period a year ago. Net income after taxes was $1,822,156 as compared to $4,081,660 for the same period last year. The net income after taxes of $1,822,156 for fiscal year 2008 was after deducting $468,828 in non-cash losses for our investment in two retirement community limited partnerships. Diluted earnings per share for fiscal year 2008 were $.45 per share compared to $1.00 per share last year.

        For the fourth quarter of fiscal 2008, sales were $5,799,686 as compared to sales of $10,756,636 in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2008 was $128,848 versus $1,267,012 in the same period last year. Net income after taxes was $215,872 versus last year’s results of $1,126,387. The net income after taxes of $215,872 for fourth quarter of 2008 was after deducting $300,632 in non-cash losses for our investment in two retirement community limited partnerships. Diluted earnings per share for the fourth quarter were $0.05 per share versus diluted earnings of $0.28 per share last year.

        Nobility’s financial position during fiscal year 2008 remains very strong with cash and cash equivalents, short and long-term investments of $16,958,160 and no outstanding debt. Working capital is $21,232,995 and our ratio of current assets to current liabilities is 15.2:1. Stockholders’ equity is $43,395,261 and the book value per share of common stock increased to $10.61. The return on average stockholders’ equity was 4% and the return on average assets was 4%. The Company repurchased in the open market 3,855 shares of its common stock during fiscal year 2008. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

        The Board of Directors declared an annual cash dividend of $.25 per common share for fiscal year 2008, as compared to the $.50 per share declared last fiscal year. The cash dividend is payable January 12, 2009 to stockholders of record as of January 2, 2009.

        Terry Trexler, President stated, “Sales and operations for fiscal year 2008, were adversely impacted by the reduced manufactured housing shipments in Florida plus the overall decline in Florida and the nation’s housing market. Industry shipments in Florida for the period of November 2007 through October 2008 were down approximately 30% from the same period last year. Although the current overall housing market has continued to decline this year, the long-term demographic trends still favor strong growth in the Florida market area we serve. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and because of the strong operating leverage inherent in the Company, we expect to continue out-performing the industry. With a better economy, improved sales in the existing home market, lower unemployment, continued low interest rates, the continued tight credit markets and the absence of aggressive mortgage financing of site-built homes, management expects the demand for our homes to improve. Management understands that during these challenging conditions within our industry and our country, the Company’s strong financial condition is vital for future growth and success. Fiscal year 2008 is Nobility’s 41st year of operating in our market area. We have been increasing the level of consumer awareness and confidence in Nobility and Prestige, our retail organization, with the introduction and promotion of more special edition homes and by using television commercials in our various marketing areas within Florida. The Company has also invested as a limited partner in two new Florida retirement manufactured home communities in fiscal year 2008. Although these investments will report non-cash losses in the initial fill-up stage, management believes that the new attractive and affordable manufactured home communities for senior citizens will be a significant growth area for Florida in the future.”

        Nobility Homes, Inc. has specialized for 41 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With seventeen Company retail sales centers, a finance company joint venture, an insurance subsidiary, and an investment in two new affordable retirement manufactured home communities, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL HOLD A CONFERENCE CALL ON THURSDAY, DECEMBER 18, 2008 AT 4:30 PM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 888-656-7429. THE PASSCODE FOR THE CALL IS 6640744. YOU MAY ALSO ACCESS THE CALL AT www.nobilityhomes.com OR http://www.videonewswire.com/event.asp?id=54258

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 1, 2008	November 3, 2007
Assets
Current assets:
Cash and cash equivalents	$8,649,724	$13,696,990
Short-term investments	168,210	544,271
Accounts receivable	654,529	846,868
Inventories	12,051,361	12,696,388
Prepaid income taxes	438,398	13,232
Prepaid expenses and other current assets	433,166	468,739
Deferred income taxes	335,184	404,776
Total current assets	22,730,572	28,671,264
Property, plant and equipment, net	4,342,401	3,867,279
Long-term investments	8,140,226	10,666,321
Other investments	7,222,276	1,917,661
Deferred income taxes	396,586	49,364
Other assets	2,397,939	2,280,010
Total assets	$45,230,000	$47,451,899
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$186,477	$642,484
Accrued compensation	201,155	544,970
Accrued expenses and other current liabilities	355,218	738,950
Income taxes payable	--	134,500
Deferred income taxes	36,776	--
Customer deposits	717,951	1,466,037
Total current liabilities	1,497,577	3,526,941
Deferred income taxes	62,162	--
Uncertain tax liabilities	275,000	--
Total liabilities	1,834,739	3,526,941
Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, $.10 par value, 500,000 shares
authorized; none issued and outstanding	--	--
Common stock, $.10 par value, 10,000,000
shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,178,398	9,999,799
Retained earnings	41,968,423	42,389,839
Accumulated other comprehensive income	175	234,724
Less treasury stock at cost, 1,276,373 and
1,277,763 shares, respectively, in 2008 and 2007	(9,288,226)	(9,235,895)
Total stockholders' equity	43,395,261	43,924,958
Total liabilities and stockholders' equity	$45,230,000	$47,451,899

NOBILITY HOMES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007
Net sales	$5,799,686	$10,756,636	$30,065,022	$40,622,897
Cost of goods sold	(4,216,654)	(7,599,307)	(21,845,686)	(28,838,274)
Gross profit	1,583,032	3,157,329	8,219,336	11,784,623
Selling, general and administrative expenses	(1,454,184)	(1,890,317)	(6,604,195)	(7,460,667)
Operating income	128,848	1,267,012	1,615,141	4,323,956
Other income:
Interest income	156,841	230,377	546,764	814,683
Undistributed earnings in joint venture - Majestic 21	54,963	53,532	283,693	282,680
Earnings from finance revenue sharing agreement	161,600	155,500	697,900	579,700
Undistributed gains (losses) from investments in
retirement community limited partnerships	(300,632)	--	(468,828)	--
Miscellaneous	39,372	38,436	59,777	145,498
Total other income	112,144	477,845	1,119,306	1,822,561
Income before provision for income taxes	240,992	1,744,857	2,734,447	6,146,517
Provision for income taxes	(25,120)	(618,470)	(912,291)	(2,064,857)
Net income	215,872	1,126,387	1,822,156	4,081,660
Other comprehensive income (loss), net of tax:
Unrealized investment gain (loss)	(137,435)	41,581	(234,549)	64,905
Comprehensive income	$78,437	$1,167,968	$1,587,607	$4,146,565
Weighed average number of shares outstanding
Basic	4,089,859	4,085,495	4,088,121	4,084,691
Diluted	4,092,655	4,093,256	4,091,645	4,094,001
Earnings per share
Basic	$0.05	$0.28	$0.45	$1.00
Diluted	$0.05	$0.28	$0.45	$1.00
Cash dividends paid per common share	$--	$--	$0.50	$0.50